AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of April 1, 2011 (this “Agreement”), is by and among MediSync BioServices, Inc., a Delaware corporation (“MediSync”), Vyteris, Inc., a Nevada corporation (“Parent”) and VYHNSUB, INC., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”). Parent, Merger Sub and MediSync are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Parties desire to effect the merger of Merger Sub with and into MediSync, with MediSync continuing as the surviving corporation and wholly-owned subsidiary of Parent (the “Merger”); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe certain conditions to the consummation of the Merger;

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties, intending to be legally bound, hereby agree as follows:

SECTION 1.  DEFINITIONS AND TERMS

1.1.        Definitions.  Except as otherwise defined in this Agreement or as the context may otherwise require, the capitalized terms used in this Agreement shall have the meanings ascribed to them in Appendix A attached hereto and incorporated herein by reference.

1.2.        Usage.  As used in this Agreement, except to the extent that the context otherwise requires:

(a)           when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)           the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)           whenever the words “include,” “includes” or “including” (or similar terms) are used in this Agreement, they are deemed to be followed by the words “without limitation” unless preceded by a negative predicate;

MediSync-Vyteris Merger Agreement

(d)           the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)           all terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)            the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)           if any action is to be taken by any Party hereto pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day following such day; and

(h)           references to a Person are also to its permitted successors and assigns.

SECTION 2. THE MERGER

2.1.        Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into MediSync, whereupon MediSync shall continue as the surviving corporation (sometimes referred to herein as the “Surviving Corporation”) and as a wholly-owned subsidiary of Parent, and the separate corporate existence of Merger Sub shall cease.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, immunities, powers and franchises of MediSync and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, duties and obligations of MediSync and Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Corporation.

2.2.        Closing and Effective Time.  Subject to the terms and conditions hereof, the closing of the Merger (the “Closing”) shall take place at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, New York, New York, at 10:00 a.m. (New York, New York time) or at such other location as mutually determined by Parent and MediSync no later than three (3) Business Days after the satisfaction or, if permissible, waiver of all of the conditions set forth in Section 8 (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment of such conditions). The date upon which the Closing actually occurs is herein referred to as the “Closing Date.” Subject to the provisions of this Agreement, on the Closing Date, the Parties shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the acceptance of such filing, or such later date and time as may be specified in the Certificate of Merger by mutual agreement of Parent and MediSync, referred to herein as the “Effective Time”).

2.3.        Certificate of Incorporation; By-laws. At the Effective Time and without any further action on the part of the Parties hereto, (a) the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety to contain the provisions set forth in the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time (the “Surviving Corporation Certificate”), unless and until further amended as provided by the Surviving Corporation Certificate or the DGCL, and (b) the By-laws of the Surviving Corporation shall be amended to read in its entirety to contain the provisions set forth in the By-laws of Merger Sub in effect immediately prior to the Effective Time (the “Surviving Corporation By-laws”) unless and until further altered, amended or repealed as provided by the Surviving Corporation Certificate, the Surviving Corporation By-laws or the DGCL.

2.4.        Officers and Directors. The officers and directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers and directors of the Surviving Corporation until their successors shall have been duly elected, appointed or qualified, or until their death, resignation or removal in accordance with the Surviving Corporation Certificate or Surviving Corporation By-laws or as otherwise provided.

2.5.        Deliveries at Closing.  At the Closing, MediSync will deliver to Parent the various certificates, instruments and documents referred to in Section 8.1 below; Parent and Merger Sub will deliver to MediSync the various certificates, instruments and documents referred to in Section 8.2 below; MediSync will execute, acknowledge (if appropriate) and deliver to Parent such documents as Parent, and its counsel, may reasonably request; Parent and Merger Sub will execute, acknowledge (if appropriate) and deliver to MediSync such documents as MediSync, and its counsel, reasonably may request; and Parent will issue the Parent Common Stock, options and warrants in accordance with Section 3 below.

SECTION 3. EFFECT OF MERGER

3.1.        Stock and Debt Conversion; Cancellation. As of the Effective Time, by virtue of the Merger and without any action on the part of MediSync, Parent or Merger Sub:

(a)           Each share of MediSync Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive shares of Parent Common Stock as set forth in Schedule 3.1(a) hereto.

(b)           The MediSync Notes shall be converted into the right to receive shares of Parent Common Stock as set forth in Schedule 3.1(b) hereto.  No fractional shares of Parent Common Stock will be issued, and any right to receive a fractional share will be rounded, in accordance with established mathematical principles, to the nearest whole share of Parent Common Stock.

(c)           The MediSync outstanding indebtedness described in Schedule 3.1(c) shall be converted into the right to receive shares of Parent Common Stock as set forth in Schedule 3.1(c).  No fractional shares of Parent Common Stock will be issued, and any right to receive a fractional share will be rounded, in accordance with established mathematical principles, to the nearest whole share of Parent Common Stock.

(d)           Each share of Common Stock that is owned by MediSync as treasury stock immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and no consideration shall be paid with respect thereto.

(e)           Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(f)           As of the Effective Time, the stock transfer books of MediSync shall be closed.

3.2.        MediSync Warrants.  Prior to the Effective Time, MediSync shall take all actions necessary and advisable to provide for the cancellation and termination, effective as of the Effective Time, of all outstanding MediSync Warrants.  At the Closing and effective as of the Effective Time, Parent shall issue new warrants, in the form attached hereto as Exhibit A, for the purchase of shares of Parent Common Stock as set forth in Schedule 3.2 hereto.

3.3.        MediSync Options.  Prior to the Effective Time, MediSync shall take all actions necessary and advisable to provide for the cancellation and termination, effective as of the Effective Time, of all outstanding MediSync Options.  At the Closing and effective as of the Effective Time, Parent shall issue new option awards, in the form attached hereto as Exhibit B, for the purchase of shares of Parent Common Stock as set forth in Schedule 3.3 hereto.

3.4.        Surrender of Certificates and Notes.

(a)           At the Closing, each holder of MediSync Common Stock shall deliver to Parent an executed letter of transmittal, in the form attached hereto as Exhibit C (“Letter of Transmittal”), together with original certificates that immediately prior to the Closing represented all of the MediSync Common Stock then held by such holder, or a duly executed affidavit of lost certificate and indemnity for the benefit of Parent Corporation for any certificate which has been lost, stolen, seized or destroyed (the “MediSync Certificates”).  Upon the surrender of the MediSync Certificates to Parent, such holder shall be entitled to receive in exchange therefor shares of Parent Common Stock in accordance with Section 3.1(a), and the MediSync Certificates so surrendered shall be forthwith cancelled.

(b)           At the Closing, each holder of a MediSync Note shall deliver to Parent for cancellation an executed Letter of Transmittal together with the original MediSync Note(s) then held by such holder.  Upon the surrender of the MediSync Notes, such holder shall be entitled to receive in exchange therefor shares of Parent Common Stock in accordance with Section 3.1(b) and the MediSync Notes so surrendered shall be forthwith cancelled.

3.5.        Certain Adjustments.  If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange, exchange or readjustment of shares, or any similar transaction, or any stock dividend thereon with a record date during such period, the shares of Parent Common Stock, and the warrants and options for the purchase of Parent Common Stock, described in Sections 3.1(a), 3.1(b), 3.2 and 3.3, shall be appropriately adjusted on a pro rata basis with other shareholders of Parent Corporation, to the extent so adjusted, to provide the holders of MediSync Common Stock, MediSync Notes, MediSync Warrants and MediSync Options with the same economic effect as contemplated by this Agreement.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF MEDISYNC

Except as set forth in the disclosure schedules delivered by MediSync to Parent and Merger Sub on the date hereof (the “MediSync Disclosure Schedules”) (which MediSync Disclosure Schedules are incorporated herein by reference and shall contain specific references to the representations and warranties to which the disclosures contained therein relate and an item on such MediSync Disclosure Schedules shall be deemed to qualify only the particular subsection or subsections of this Section 4 specified for such item; provided, however, that the disclosure of any item under a subsection of this Section 4 in the MediSync Disclosure Schedules shall be deemed disclosure with respect to other subsections of this Section 4 if the applicability of such item to any other subsection is readily apparent from the face of the MediSync Disclosure Schedules), MediSync represents and warrants to Parent and Merger Sub as set forth below.  For purposes of this Section 4, any reference to “MediSync” shall include, in addition to MediSync, the MediSync Subsidiaries, unless the context specifically provides otherwise.

4.1.        Organization and Power. MediSync is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  MediSync has all requisite corporate power and authority necessary to own, lease, license and operate its properties and to carry on its businesses as currently conducted. MediSync is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership of its properties and assets requires such qualification, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have a MediSync MAE.

4.2.        Subsidiaries. Except as set forth in Section 4.2 of the MediSync Disclosure Schedules, neither MediSync nor any MediSync Subsidiary owns or holds the right to acquire any stock, equity interest, partnership interest or joint venture interest or other equity ownership interest in any other Person. Section 4.2 of the MediSync Disclosure Schedules sets forth the name of each MediSync Subsidiary, the jurisdiction of its incorporation or organization and the Persons owning the outstanding capital stock of such MediSync Subsidiary. Each MediSync Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and each MediSync Subsidiary has all requisite corporate power and authority necessary to own, lease, license and operate its properties and to carry on its businesses as now conducted. Each MediSync Subsidiary is duly qualified to do business and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties and assets requires such qualification, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have a MediSync MAE.

4.3.        Authorization; No Breach. Upon receipt of the requisite approval of the Merger by the stockholders of MediSync in accordance with the DGCL and the consents set forth in Schedule 8.1(c), MediSync has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party (the “MediSync Documents”) and to consummate the Contemplated Transactions. The execution and delivery of the MediSync Documents by MediSync and the consummation by MediSync of the Contemplated Transactions have been duly and validly authorized and approved by the Board of Directors of MediSync, and no other corporate proceedings on the part of MediSync are necessary to authorize the execution and delivery of this Agreement or any MediSync Document or to consummate the Contemplated Transactions (other than the requisite approval of the Merger by the stockholders of MediSync in accordance with the DGCL and the consents set forth in Schedule 8.1(c)). This Agreement has been duly and validly executed and delivered by MediSync and assuming that this Agreement is a valid and binding obligation of Parent and Merger Sub, this Agreement constitutes a valid and binding obligation of MediSync, enforceable against MediSync in accordance with its terms (subject to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws not or hereafter in effect relating to creditors’ rights generally and general principles of equity).

4.4.        No Violation. Except as set forth in Section 4.4 of the MediSync Disclosure Schedules, the execution, delivery and performance by MediSync of this Agreement and each other MediSync Document does not, and will not, (1) conflict with or violate the Certificate of Incorporation or By-laws, each as amended to date, or other equivalent organizational documents of MediSync, (2) conflict with or violate any Legal Requirement or Order, in each case, applicable to MediSync, or by which it or any of its assets is bound or affected, or (3) result in any breach or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair MediSync’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of MediSync pursuant to, any MediSync Material Contract, except in the case of subsection (3) hereof, where such conflict, violation, breach or default would not reasonably be expected to have a MediSync MAE.

4.5.        Capitalization.

(a)           As of the date hereof, the authorized capital stock of MediSync consists of 10,000,000 shares of preferred stock, par value $0.0001, and 50,000,000 shares of common stock, par value $0.0001, of which there are no shares of preferred stock and 2,989,805 shares of common stock issued and outstanding. All issued and outstanding shares of capital stock of each of the MediSync Subsidiaries are owned of record and beneficially by MediSync, in each case, except as set forth in Section 4.5 of the MediSync Disclosure Schedules, free and clear of all Liens. All of the issued and outstanding shares of MediSync Common Stock, and the outstanding shares of capital stock of each of the MediSync Subsidiaries, have been duly authorized and are validly issued, fully paid and nonassessable and not issued in violation of any preemptive or similar rights.

(b)           Section 4.5 of the MediSync Disclosure Schedules sets forth each of the holders of MediSync Common Stock, MediSync Notes, MediSync Options and MediSync Warrants, the number of shares of MediSync Common Stock or other MediSync capital stock owned by such holder, and, with respect to the MediSync Warrants and MediSync Options, the applicable exercise price per share. Except as set forth in Section 4.5 of the MediSync Disclosure Schedules, MediSync does not have any other capital stock, equity securities, equity linked securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by MediSync. Except as set forth in Section 4.5 of the MediSync Disclosure Schedules, there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire any shares of capital stock or other equity securities of MediSync of any kind. Except as set forth in Section 4.5 of the MediSync Disclosure Schedules, there are no agreements or other obligations (contingent or otherwise) that require MediSync to repurchase or otherwise acquire any shares of MediSync’s capital stock or other equity securities. Except as set forth in Section 4.5 of the MediSync Disclosure Schedules, there are no voting trusts, proxies or other agreements to which MediSync or, to the Knowledge of MediSync, any of its stockholders, is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other securities or equity interests of MediSync.

4.6.        Financial Statements. MediSync has furnished Parent with true and correct copies of (i) the audited consolidated balance sheets of MediSync as of December 31, 2009, 2008 and 2007, and the audited consolidated statements of income, changes in stockholders’ equity and cash flows of MediSync for each of the three (3) fiscal years ended December 31, 2009, 2008 and 2007 (collectively, the “MediSync Audited Financial Statements”) and (ii) an unaudited consolidated balance sheet of MediSync as of December 31, 2010 (the “MediSync Interim Balance Sheet Date”) and the related unaudited consolidated statements of income, changes in stockholders’ equity and cash flows of MediSync for the year then ended (collectively, the “MediSync Interim Financial Statements”) and together with the MediSync Audited Financial Statements, the “MediSync Financial Statements”). All such MediSync Financial Statements are complete and correct, were prepared from MediSync’s books and records, have been prepared in accordance with GAAP  (except, in the case of interim statements, for the absence of notes thereto and subject to normal year-end adjustments) consistently applied throughout the periods indicated and present fairly in all material respects the financial condition and results of operations of MediSync as of the times and for the periods referred to therein.

4.7.        Absence of Certain Developments. Since December 31, 2009, (i) MediSync has conducted its business only in the MediSync Ordinary Course and (ii) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or is reasonably expected to have a MediSync MAE.

4.8.        Real Property.

(a)           The real property leased pursuant to the leases described in Section 4.8 of the MediSync Disclosure Schedules constitutes all of the real property leased or subleased by MediSync (the “MediSync Leased Property”).

(b)           With respect to each MediSync Leased Property, (i) the entirety of such MediSync Leased Property is leased by MediSync pursuant to the applicable leases described in Section 4.8 of the MediSync Disclosure Schedules, which each such lease (x) is in full force and effect, and has not been amended or modified (beyond the amendments or modifications set forth in Section 4.8 of the MediSync Disclosure Schedules as constituting a part of such lease), and (y) constitutes the entire agreement with respect to the leasing by MediSync of the applicable MediSync Leased Property, (ii) a copy of each lease for each MediSync Leased Property heretofore delivered by MediSync to Parent is a true and complete copy of the original thereof, (iii) MediSync holds a valid and existing leasehold interest under each such lease, (iv) each such leasehold interest has not been assigned or otherwise transferred, nor has any portion of any MediSync Leased Property been sublet, nor has MediSync granted to any third party any option or right to acquire any such leasehold estate or sublet any portion of any MediSync Leased Property, (v) all rent due and payable (as of the date hereof) under each such lease has been paid, (vi) each MediSync Leased Property has been maintained in material compliance with the applicable lease, and (vi) MediSync is not in material default under any such lease, nor, to its Knowledge, is the landlord in default under any such lease.

(c)           MediSync does not own any real property.

4.9.        Tangible Personal Property.  MediSync owns, and holds valid leasehold interests in or valid contractual rights to use, all of the assets, tangible and intangible, used by, or necessary for the conduct of the business of, MediSync.  The tangible physical assets of MediSync are in good working order, normal wear and tear excepted, are being used or are useful in the business of MediSync at its present level of activity and have been maintained and repaired in accordance with the terms of any lease or other agreements covering any such tangible physical assets.  The tangible physical assets of MediSync are of a type sufficient to conduct the business of MediSync as now being conducted.

4.10.      Taxes. MediSync has filed or caused to be filed, within the times and in the manner prescribed by applicable Legal Requirements, all Tax Returns and Tax reports that are required to be filed by, or with respect to, MediSync prior to the date hereof.  Except as set forth in Section 4.10 of the MediSync Disclosure Schedules, such Tax Returns and reports are true, correct and complete in all material respects and reflect accurately all liability for Taxes of MediSync for the periods covered thereby.  No jurisdiction in which MediSync does not file Tax Returns has asserted taxing jurisdiction over MediSync.  All Taxes (whether or not reflected on a Tax Return) (including interest and penalties) payable by, or due from, MediSync have been fully paid, or if not yet due, have been properly reserved against.  Tax Liabilities for the period ending on the date hereof have been adequately disclosed and fully provided for in MediSync’s books and records and in the MediSync Financial Statements.  Other than Liens with respect to Taxes not yet due, none of the property of MediSync is subject to any Tax Lien.  All deficiencies assessed as a result of any examination of such Tax Returns by Tax authorities have been paid, and deficiencies for all Taxes that have been proposed or asserted against MediSync do not exceed $10,000 in the aggregate for all periods.  To the Knowledge of MediSync, no issue has been raised during the past five (5) years by any Tax authority that, if raised with respect to any other period not so examined, could reasonably be expected to result in a proposed deficiency for any other period not so examined.  MediSync has complied in all material respects with all applicable Legal Requirements relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by applicable Legal Requirements, withheld from employee wages and any other sources and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under all applicable Legal Requirements.  MediSync has not engaged in a reportable transaction as set forth in Treasury Regulation Section 1.6011-4(b) that is required to be disclosed on any Tax Return filed by MediSync.

4.11.      Contracts and Commitments.

(a)           Section 4.11 of the MediSync Disclosure Schedules sets forth, by reference to the applicable subsection of this Section 4.11, all of the following contracts to which MediSync is a party or by which MediSync or its assets of properties are bound (collectively, the “MediSync Material Contracts”):

(i)           contract for the employment of any officer, individual employee or other person on a full-time or consulting basis;

(ii)          agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any material portion of MediSync’s assets;

(iii)         guaranty of any obligation for borrowed money or other material guaranty;

(iv)         lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rent exceeds $25,000;

(v)          lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rent exceeds $25,000;

(vi)         contract or group of related contracts with the same party for the purchase of products or services, under which the undelivered balance of such products and services has a selling price in excess of $100,000;

(vii)        contract or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $100,000;

(viii)       contract which prohibits MediSync from freely engaging in business anywhere in the world;

(ix)          contract with any officer or director (other than for employment);

(x)           contract which is expected to involve payment or receipt by MediSync of aggregate consideration in excess of $100,000 in the 12-month period immediately following the Closing Date or over the life of the contract;

(xi)          contract relating to a joint-venture, partnership or similar agreement;

(xii)         stock purchase agreement, asset purchase agreement or other acquisition or divestiture agreement; and

(xiii)        contract which is material to the business of MediSync and was not entered into in the MediSync Ordinary Course.

(b)           Except as set forth in Section 4.11 of the MediSync Disclosure Schedules:

(i)           MediSync has complied with all material terms and requirements of the MediSync Material Contracts;

(ii)           to the Knowledge of MediSync, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give MediSync or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, the MediSync Material Contracts; and

(iii)          MediSync is not required to obtain any consent from, or provide notice to, any Person under the MediSync Material Contracts in connection with the execution and delivery of this Agreement or the consummation or performance of the Contemplated Transactions.

4.12.      Intellectual Property.

(a)           Except as set forth in Section 4.12 of the MediSync Disclosure Schedules, MediSync does not own or use any domain names, Patents, Marks or Copyrights and MediSync does not use any patents, trademarks, service marks, trade secrets or copyrights of any Person (other than MediSync) with respect to its business.  The Intellectual Property Assets of MediSync are sufficient to operate MediSync’s business as currently conducted.

(b)           Section 4.12 of the Disclosure Schedules includes (i) all licenses and other rights granted by MediSync to any Person with respect to any of its Intellectual Property Assets, and (ii) all licenses and other rights granted by any Person to MediSync with respect to any Intellectual Property Assets (for this purpose, excluding standard nondisclosure agreements and so-called off-the-shelf products and shrink wrap software licensed to MediSync in the MediSync Ordinary Course and easily obtainable without material expense).

(c)           The current use by MediSync of any Intellectual Property Assets does not (A) to the Knowledge of MediSync, infringe on any patent, trademark, service mark, copyright or other similar right of any other Person, (B) constitute a misuse or misappropriation of any trade secret, know-how, process, proprietary information or other right of any other Person or a violation of any relevant agreement governing the license of the Licensed Software to MediSync, or (C)  other than with respect to the Licensed Software, entitle any other Person to any interest therein, or right to compensation from MediSync or any of their successors or assigns, by reason thereof.

4.13.      Litigation. Except as set forth in Section 4.13 of the MediSync Disclosure Schedules, as of the date hereof, there is no Action before or by any court, public board, government agency, self-regulatory organization or body pending or, to the Knowledge of MediSync, threatened against or affecting MediSync, its assets or its capital stock.

4.14.      Governmental Consents. Except as set forth in Section 4.14 of the MediSync Disclosure Schedules, no material permit, consent, notification, approval or authorization of, or declaration to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of the MediSync Documents by MediSync or the consummation by MediSync of the Contemplated Transactions.

4.15.      Employees; Labor Matters.

(a)           Section 4.15 of the MediSync Disclosure Schedules sets forth as of the date indicated therein the name, title, location, base salary or wages, bonus entitlement, annual vacation entitlement and accrued vacation of each present employee of MediSync (the “MediSync Employees”).  Section 4.15 of the MediSync Disclosure Schedules further identifies which of the MediSync Employees, as well as other consultants, agents and independent contractors, are covered by or subject to an employment, consulting, non-competition or severance agreement with MediSync, and copies of all such agreements shall be provided or made available to Parent.

(b)           Except as set forth in Section 4.15 of the MediSync Disclosure Schedules, with respect to the MediSync Employees, each of the following is true: (A) none of the MediSync Employees is a member of or represented by any labor union or covered by any collective bargaining agreement, and to MediSync’s Knowledge, there are no attempts of whatever kind and nature being made to organize any of the MediSync Employees; (B) there is no strike, labor dispute, slowdown or stoppage actually pending or, to MediSync’s Knowledge, threatened, and no such strike, dispute, slowdown or stoppage has occurred during the preceding five (5) years; (C) MediSync is in compliance with all applicable Legal Requirements respecting employment and employment practices, and is not engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act; and (D) MediSync is not delinquent in the payment of (1) any wages, salaries, commissions, bonuses or other compensation for all periods prior to the date hereof, or (2) any amount which is due and payable to any state or state fund pursuant to any workers compensation statute, rule or regulation of any amount which is due and payable to any workers compensation claimant or any other party arising under or with respect to a claim that has been filed under state statutes or under any applicable state statute or administrative procedure.

4.16.      Employee Benefits.

(a)           Section 4.16 of the MediSync Disclosure Schedules lists each employee benefit plan or arrangement, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA and any other pension plan, deferred compensation plan, stock option plan, bonus plan, stock purchase plan, medical, hospitalization, disability or other fringe benefit, change in control, severance or termination pay plan, policy, agreement or arrangement, funded or unfunded, written or unwritten, which MediSync or a MediSync ERISA Affiliate maintains or contributes to with respect to the MediSync Employees and other former employees of MediSync or a MediSync ERISA Affiliate, whether employed within or outside the United States (each, a “MediSync Plan”).  None of the MediSync Plans is subject to Title IV of ERISA or Section 412 of the Code, and neither MediSync nor any ERISA Affiliate maintains, sponsors or contributes to, or within the past five (5) years, has maintained, sponsored, contributed to, any “defined benefit plan” within the meaning of Section 3(35) of ERISA, any “multiemployer plan” within the meaning of Section 3(37) of ERISA or any other employee benefit plans subject to Title IV of ERISA or Section 412 of the Code.

(b)           With respect to each of the MediSync Plans disclosed in Section 4.16 of the MediSync Disclosure Schedules, MediSync has provided or made available to Parent true and complete copies of the following documents, to the extent applicable: (A) the plan documents, insurance contracts, or agreements and related trust agreements, (B) the most recent summary plan description and all subsequent summary material modifications, (C) the most recent IRS favorable determination or opinion letter for each pension plan intended to be a qualified plan under Section 401(a) of the Code, and (D) each of the three most recently filed Forms 5500 Annual Return/Report. Each of the MediSync Plans has been operated and administered in compliance with its terms (except for those terms which are inconsistent with the changes required by statutes, regulations, and rulings for which changes are not yet required to be made, in which case the MediSync Plans have been administered in accordance with the provisions of those statutes, regulations and rulings) and in accordance with all applicable Legal Requirements and MediSync has made, or caused to be made, all contributions and premium payments required to be made thereunder, and none of the MediSync Plans is subject to any Action. Other than routine claims for benefits, there are no pending or threatened disputes, actions, encumbrances, audits, or controversies involving a MediSync Plan or its fiduciaries, administrators or trustees and MediSync does not have any Knowledge of a reasonable basis for any such dispute, action, encumbrance, audit, or controversy. Each MediSync Plan has satisfied any applicable nondiscrimination requirements, including, without limitation, requirements under Code Sections 105, 125, 129, 401(a)(4), 401(k), or 401(m), for each of the three most recently completed plan years.

(c)           Neither MediSync nor, to MediSync’s Knowledge, any other “disqualified person” (within the meaning of Section 4975 of the Code) or any “party in interest” (within the meaning of Section 3(14) of ERISA), has engaged in any “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to or relating to any MediSync Plan.  Neither MediSync nor, to MediSync’s Knowledge, any other fiduciary (as defined in Section 3(21) of ERISA) of any MediSync Plan has any liability for breach of fiduciary duty or other failure to act or comply in connection with the administration or investment of the assets of any MediSync Plan.

(d)           Except to set forth in Section 4.16 of the MediSync Disclosure Schedules, the Contemplated Transactions will not cause the acceleration of vesting in, or payment of, any benefits under any MediSync Plan and shall not otherwise accelerate or increase any liability under any MediSync Plan.  The Contemplated Transactions will not give rise to a tax gross-up payment including, without limitation, for taxes under Code Sections 409A or 4999, under any MediSync Plan.

(e)           With respect to any MediSync Plans which are “group health plans” under COBRA, HIPAA, or Part 7 of Subtitle B of Title I of ERISA, there has been timely compliance with all material requirements imposed by COBRA, HIPAA, or Part 7 of Subtitle B of Title I of ERISA and neither MediSync nor any ERISA Affiliates has knowledge of any liability that could be expected to be incurred arising from MediSync’s or any ERISA Affiliates’ obligations under COBRA, HIPAA, Part 7 of Subtitle B of Title I of ERISA, or any similar state Legal Requirement. None of the MediSync Plans provide medical, surgical, hospitalization, death or similar benefits (whether or not insured) for the MediSync Employees of former employees of MediSync for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable Legal Requirements.

(f)           All assets of each MediSync Plan have been held in trust unless a statutory or administrative exemption to the trust requirements of ERISA Section 403(a) applies.

(g)           Except as set forth on Section 4.16 of the MediSync Disclosure Schedules, neither MediSync nor any of its ERISA Affiliates maintain a “nonqualified deferred compensation plan” within the meaning of Code Section 409A. Except as set forth on Section 4.16 of the MediSync Disclosure Schedules, each such nonqualified deferred compensation plan has been operated in compliance with Code Section 409A since January 1, 2005, and has complied in documentation since January 1, 2009. No MediSync Plan that would be such a nonqualified deferred compensation plan but for the effective date provisions applicable to Code Section 409A, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, has been “materially modified,” within the meaning of Section 1.409A-6(a)(4) of the Treasury Regulations, after October 3, 2004 in a manner that would cause it not to comply with Code Section 409A.

4.17.      Compliance with Laws. MediSync has complied in all material respects with all Legal Requirements applicable to MediSync and its business.  To the Knowledge of MediSync, no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a material violation by MediSync of, or a failure on the part of MediSync to comply with, any material Legal Requirement.  MediSync has not received any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any material Legal Requirement in the conduct of the operation of MediSync’s business.

4.18.      Environmental Compliance.

(a)           MediSync is, and at all times has been, in material compliance with, and has not been and is not in material violation of or liable under, any Environmental Law.  Neither MediSync nor any other Person for whose conduct MediSync is or may be held to be responsible has received any actual or threatened order, notice or other communication from any Governmental Entity or other third-party, of any actual or potential violation or failure to comply with any Environmental Law.

(b)           MediSync has had in the past and presently has all governmental permits, licenses, consents, approvals, certifications and authorizations relating to environmental protection or health or safety matters (collectively, “Environmental Permits”) necessary to conduct its operations and has been in the past and is presently in material compliance with all the Environmental Permits (including, without limitation, any information provided on the applications therefor and all restrictions or limitations therein) and has made all appropriate filings for issuance or renewal of all of the Environmental Permits.

4.19.      Undisclosed Liabilities. MediSync does not have any Liability (whether accrued, absolute, contingent, unasserted or otherwise) of any nature, of a type required by GAAP to be reflected on a consolidated balance sheet, including indebtedness for borrowed money or guarantees, except for (a) Liabilities as and to the extent disclosed, reflected or reserved on the MediSync Interim Financial Statements, (b) Liabilities incurred in the MediSync Ordinary Course since the MediSync Interim Balance Sheet Date and (c) Liabilities disclosed in Section 4.19 of the MediSync Disclosure Schedules (to the extent so disclosed).

4.20.      Insurance.  MediSync has delivered to Buyer a true and complete summary of all policies of insurance to which MediSync is a party or under which MediSync is or has been covered at any time since December 31, 2008.  Section 4.20 of the MediSync Disclosure Schedules lists all insurance policies to which MediSync is a party or under which MediSync is covered.  MediSync has not received (x) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (y) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

4.21.      Permits. Except as set forth in Section 4.21 of the MediSync Disclosure Schedules, MediSync has obtained, and is in compliance with, all material licenses, permits and authorization that are required by any Governmental Entity to conduct MediSync’s business as presently conducted.

4.22.      Related Party Transactions. Except as disclosed in Section 4.22 of the MediSync Disclosure Schedules, no Related Person has had any direct or indirect interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the business of MediSync. Since December 31, 2007, no Related Person has, directly or indirectly, (a) had business dealings or a material financial interest in any transaction with MediSync, other than business dealings or transactions disclosed in Section 4.22 of the MediSync Disclosure Schedules, each of which has been conducted in the MediSync Ordinary Course with MediSync at substantially prevailing market prices and on substantially prevailing market terms, (b) engaged in competition with MediSync with respect to any line of the products or services of MediSync (a “MediSync Competing Business”) in any market presently served by MediSync, except for ownership of 1% or less of the outstanding capital stock of any MediSync Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market or (c) possessed any financial interest in, or is a director, officer or employee of, any Person which is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of MediSync.

4.23.      Brokerage. Except as set forth in Section 4.23 of the MediSync Disclosure Schedules, neither MediSync nor any of its Affiliates has engaged, or has any liability or obligation to pay any fees or commissions to, any broker, finder or agent with respect to the Contemplated Transactions.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure schedules delivered by Parent and Merger Sub to MediSync on the date hereof (the “Parent Disclosure Schedules”) (which Parent Disclosure Schedules are incorporated herein by reference and shall contain specific references to the representations and warranties to which the disclosures contained therein relate and an item on such Parent Disclosure Schedules shall be deemed to qualify only the particular subsection or subsections of this Section 5 specified for such item; provided, however, that the disclosure of any item under a subsection of this Section 5 in the Parent Disclosure Schedules shall be deemed disclosure with respect to other subsections of this Section 5 if the applicability of such item to any other subsection is readily apparent from the face of the Parent Disclosure Schedules), Parent and Merger Sub, jointly and severally, represent and warrant to MediSync as set forth below.  For purposes of this Section 5, any reference to “Parent” shall include, in addition to Parent, the Parent Subsidiaries (which includes the Merger Sub), unless the context specifically provides otherwise.

5.1.        Organization and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada.  Parent has all requisite corporate power and authority necessary to own, lease, license and operate its properties and to carry on its businesses as currently conducted. Parent is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership of its properties and assets requires such qualification, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have a Parent MAE.

5.2.        Subsidiaries. Except as set forth in Section 5.2 of the Parent Disclosure Schedules, neither Parent nor any Parent Subsidiary owns or holds the right to acquire any stock, equity interest, partnership interest or joint venture interest or other equity ownership interest in any other Person. Section 5.2 of the Parent Disclosure Schedules sets forth the name of each Parent Subsidiary, the jurisdiction of its incorporation or organization and the Persons owning the outstanding capital stock of such Parent Subsidiary. Each Parent Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and each Parent Subsidiary has all requisite corporate power and authority necessary to own, lease, license and operate its properties and to carry on its businesses as now conducted. Each Parent Subsidiary is duly qualified to do business and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties and assets requires such qualification, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have a Parent MAE.

5.3.        Authorization; No Breach. Parent has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party (the “Parent Documents”) and to consummate the Contemplated Transactions. The execution and delivery of the Parent Documents by Parent and the consummation by Parent of the Contemplated Transactions have been duly and validly authorized and approved by the Board of Directors of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize the execution and delivery of this Agreement or any Parent Document or to consummate the Contemplated Transactions (other than the requisite approval of the Merger by the stockholders of the Parent and Merger Sub in accordance with the DGCL). This Agreement has been duly and validly executed and delivered by Parent and assuming that this Agreement is a valid and binding obligation of MediSync, this Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (subject to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws not or hereafter in effect relating to creditors’ rights generally and general principles of equity).

5.4.        No Violation. Except as set forth in Section 5.4 of the Parent Disclosure Schedules, the execution, delivery and performance by Parent of this Agreement and each other Parent Document does not, and will not, (1) conflict with or violate the Certificate of Incorporation or By-laws, each as amended to date, or other equivalent organizational documents of Parent, (2) conflict with or violate any Legal Requirement or Order, in each case, applicable to Parent, or by which it or any of its assets is bound or affected, or (3) result in any breach or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent pursuant to, any Parent Material Contract, except in the case of subsection (3) hereof, where such conflict, violation, breach or default would not reasonably be expected to have a Parent MAE.

5.5.        Capitalization.

(a)           As of the date hereof, the authorized capital stock of Parent consists of 3,333,333 shares of preferred stock, par value $.015, and 400,000,000 shares of common stock, par value $.015, of which there are no shares of preferred stock and 68,950,224  shares of common stock issued and outstanding. All issued and outstanding shares of capital stock of each of the Parent Subsidiaries are owned of record and beneficially by Parent, in each case, except as set forth in Section 5.5 of the Parent Disclosure Schedules, free and clear of all Liens. All of the issued and outstanding shares of Parent capital stock, and the outstanding shares of capital stock of each of the Parent Subsidiaries, have been duly authorized and are validly issued, fully paid and nonassessable and not issued in violation of any preemptive or similar rights.

(b)           Section 5.5 of the Parent Disclosure Schedules sets forth each of the Parent and Parent Subsidiary stockholders and the number of shares of preferred stock and common stock owned by, and the number of shares of preferred stock and common stock subject to options and warrants owned by, such stockholder and the exercise price per share of any such options and warrants.  Except as set forth in Section 5.5 of the Parent Disclosure Schedules, Parent does not have any other capital stock, equity securities, equity linked securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by Parent. Except as set forth in Section 5.5 of the Parent Disclosure Schedules, there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire any shares of capital stock or other equity securities of Parent of any kind. Except as set forth in Section 5.5 of the Parent Disclosure Schedules, there are no agreements or other obligations (contingent or otherwise) that require Parent to repurchase or otherwise acquire any shares of Parent’s capital stock or other equity securities. Except as set forth in Section 5.5 of the Parent Disclosure Schedules, there are no voting trusts, proxies or other agreements to which Parent or, to the Knowledge of Parent, any of its stockholders, is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other securities or equity interests of Parent.

5.6.        Financial Statements. Parent has furnished MediSync with true and correct copies of (i) the audited consolidated balance sheets of Parent as of December 31, 2009, 2008 and 2007, and the audited consolidated statements of income, changes in stockholders’ equity and cash flows of Parent for each of the three (3) fiscal years ended December 31, 2009, 2008 and 2007 (collectively, the “Parent Audited Financial Statements”) and (ii) an unaudited consolidated balance sheet of Parent as of December 31, 2010 (the “Parent Interim Balance Sheet Date”) and the related unaudited consolidated statements of income, changes in stockholders’ equity and cash flows of Parent for the year then ended (collectively, the “Parent Interim Financial Statements” and together with the Parent Audited Financial Statements, the “Parent Financial Statements”). All such Parent Financial Statements are complete and correct, were prepared from Parent’s books and records, have been prepared in accordance with GAAP  (except, in the case of interim statements, for the absence of notes thereto and subject to normal year-end adjustments) consistently applied throughout the periods indicated and present fairly in all material respects the financial condition and results of operations of Parent as of the times and for the periods referred to therein.

5.7.        Absence of Certain Developments. Since December 31, 2009, (i) Parent has conducted its business only in the Parent Ordinary Course and (ii) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or is reasonably expected to have a Parent MAE.

5.8.        Real Property.

(a)           The real property leased pursuant to the leases described in Section 5.8 of the Parent Disclosure Schedules constitutes all of the real property leased or subleased by Parent (the “Parent Leased Property”).

(b)           With respect to each Parent Leased Property, (i) the entirety of such Parent Leased Property is leased by Parent pursuant to the applicable leases described in Section 5.8 of the Parent Disclosure Schedules, which each such lease (x) is in full force and effect, and has not been amended or modified (beyond the amendments or modifications set forth in Section 5.8 of the Parent Disclosure Schedules as constituting a part of such lease), and (y) constitutes the entire agreement with respect to the leasing by Parent of the applicable Parent Leased Property, (ii) a copy of each lease for each Parent Leased Property heretofore delivered by Parent to MediSync is a true and complete copy of the original thereof, (iii) Parent holds a valid and existing leasehold interest under each such lease, (iv) each such leasehold interest has not been assigned or otherwise transferred, nor has any portion of any Parent Leased Property been sublet, nor has Parent granted to any third party any option or right to acquire any such leasehold estate or sublet any portion of any Parent Leased Property, (v) all rent due and payable (as of the date hereof) under each such lease has been paid, (vi) each Parent Leased Property has been maintained in material compliance with the applicable lease, and (vi) Parent is not in material default under any such lease, nor, to its Knowledge, is the landlord in default under any such lease.

(c)           Parent does not own any real property.

5.9.        Tangible Personal Property.  Parent owns, and holds valid leasehold interests in or valid contractual rights to use, all of the assets, tangible and intangible, used by, or necessary for the conduct of the business of, Parent.  The tangible physical assets of Parent are in good working order, normal wear and tear excepted, are being used or are useful in the business of Parent at its present level of activity and have been maintained and repaired in accordance with the terms of any lease or other agreements covering any such tangible physical assets.  The tangible physical assets of Parent are of a type sufficient to conduct the business of Parent as now being conducted.

5.10.      Taxes.  Parent has filed or caused to be filed, within the times and in the manner prescribed by applicable Legal Requirements, all Tax Returns and Tax reports that are required to be filed by, or with respect to, Parent prior to the date hereof.  Except as set forth in Section 5.10 of the Parent Disclosure Schedules, such Tax Returns and reports are true, correct and complete in all material respects and reflect accurately all liability for Taxes of Parent for the periods covered thereby.  No jurisdiction in which Parent does not file Tax Returns has asserted taxing jurisdiction over Parent.  All Taxes (whether or not reflected on a Tax Return) (including interest and penalties) payable by, or due from, Parent have been fully paid, or if not yet due, have been properly reserved against.  Tax Liabilities for the period ending on the date hereof have been adequately disclosed and fully provided for in Parent’s books and records and in the Parent Financial Statements.  Other than Liens with respect to Taxes not yet due, none of the property of Parent is subject to any Tax Lien.  All deficiencies assessed as a result of any examination of such Tax Returns by Tax authorities have been paid, and deficiencies for all Taxes that have been proposed or asserted against Parent do not exceed $10,000 in the aggregate for all periods.  To the Knowledge of Parent, no issue has been raised during the past five (5) years by any Tax authority that, if raised with respect to any other period not so examined, could reasonably be expected to result in a proposed deficiency for any other period not so examined.  Parent has complied in all material respects with all applicable Legal Requirements relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by applicable Legal Requirements, withheld from employee wages and any other sources and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under all applicable Legal Requirements.  Parent has not engaged in a reportable transaction as set forth in Treasury Regulation Section 1.6011-4(b) that is required to be disclosed on any Tax Return filed by Parent.

5.11.      Contracts and Commitments.

(a)           Section 5.11 of the Parent Disclosure Schedules sets forth, by reference to the applicable subsection of this Section 5.11, all of the following contracts to which Parent is a party or by which Parent or its assets of properties are bound (collectively, the “Parent Material Contracts”):

(i)           contract for the employment of any officer, individual employee or other person on a full-time or consulting basis;

(ii)          agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any material portion of Parent’s assets;

(iii)         guaranty of any obligation for borrowed money or other material guaranty;

(iv)         lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rent exceeds $100,000;

(v)          lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rent exceeds $100,000;

(vi)         contract or group of related contracts with the same party for the purchase of products or services, under which the undelivered balance of such products and services has a selling price in excess of $100,000;

(vii)        contract or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $100,000;

(viii)       contract which prohibits Parent from freely engaging in business anywhere in the world;

(ix)          contract with any officer or director (other than for employment);

(x)           contract which is expected to involve payment or receipt by MediSync of aggregate consideration in excess of $100,000 in the 12-month period immediately following the Closing Date or over the life of the contract;

(xi)          contract relating to a joint-venture, partnership or similar agreement;

(xii)         stock purchase agreement, asset purchase agreement or other acquisition or divestiture agreement; and

(xiii)        contract which is material to the business of Parent and was not entered into in the Parent Ordinary Course.

(b)           Except as set forth in Section 5.11 of the Parent Disclosure Schedules:

(i)           Parent has complied with all material terms and requirements of the Parent Material Contracts;

(ii)          to the Knowledge of Parent, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Parent or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, the Parent Material Contracts; and

(iii)           Parent is not required to obtain any consent from, or provide notice to, any Person under the Parent Material Contracts in connection with the execution and delivery of this Agreement or the consummation or performance of the Contemplated Transactions.

5.12.      Intellectual Property.

(a)           Except as set forth in Section 5.12 of the Parent Disclosure Schedules, Parent does not own or use any domain names, Patents, Marks or Copyrights and Parent does not use any patents, trademarks, service marks, trade secrets or copyrights of any Person (other than Parent) with respect to its business.  The Intellectual Property Assets of Parent are sufficient to operate Parent’s business as currently conducted.

(b)           Section 5.12 of the Parent Disclosure Schedules includes (i) all licenses and other rights granted by Parent to any Person with respect to any of its Intellectual Property Assets, and (ii) all licenses and other rights granted by any Person to Parent with respect to any Intellectual Property Assets (for this purpose, excluding standard nondisclosure agreements and so-called off-the-shelf products and shrink wrap software licensed to Parent in the Parent Ordinary Course and easily obtainable without material expense).

(c)           The current use by Parent of any Intellectual Property Assets does not (A) to the Knowledge of Parent, infringe on any patent, trademark, service mark, copyright or other similar right of any other Person, (B) constitute a misuse or misappropriation of any trade secret, know-how, process, proprietary information or other right of any other Person or a violation of any relevant agreement governing the license of the Licensed Software to Parent, or (C)  other than with respect to the Licensed Software, entitle any other Person to any interest therein, or right to compensation from Parent or any of their successors or assigns, by reason thereof.

5.13.      Litigation. Except as set forth in Section 5.13 of the Parent Disclosure Schedules, as of the date hereof, there is no Action before or by any court, public board, government agency, self-regulatory organization or body pending or, to the Knowledge of Parent, threatened against or affecting Parent, its assets or its capital stock.

5.14.      Governmental Consents. Except as set forth in Section 5.14 of the Parent Disclosure Schedules, no material permit, consent, notification, approval or authorization of, or declaration to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of the Parent Documents by Parent or the consummation by Parent of the Contemplated Transactions.

5.15.      Employees; Labor Matters.

(a)           Section 5.15 of the Parent Disclosure Schedules sets forth as of the date indicated therein the name, title, location, base salary or wages, bonus entitlement, annual vacation entitlement and accrued vacation of each present employee of Parent (the “Parent Employees”).  Section 5.15 of the Parent Disclosure Schedules further identifies which of the Parent Employees, as well as other consultants, agents and independent contractors, are covered by or subject to an employment, consulting, non-competition or severance agreement with Parent, and copies of all such agreements shall be provided or made available to MediSync.

(b)           Except as set forth in Section 5.15 of the Parent Disclosure Schedules, with respect to the Parent Employees, each of the following is true: (A) none of the Parent Employees is a member of or represented by any labor union or covered by any collective bargaining agreement, and to Parent’s Knowledge, there are no attempts of whatever kind and nature being made to organize any of the Parent Employees; (B) there is no strike, labor dispute, slowdown or stoppage actually pending or, to Parent’s Knowledge, threatened, and no such strike, dispute, slowdown or stoppage has occurred during the preceding five (5) years; (C) Parent is in compliance with all applicable Legal Requirements respecting employment and employment practices, and is not engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act; and (D) Parent is not delinquent in the payment of (1) any wages, salaries, commissions, bonuses or other compensation for all periods prior to the date hereof, or (2) any amount which is due and payable to any state or state fund pursuant to any workers compensation statute, rule or regulation of any amount which is due and payable to any workers compensation claimant or any other party arising under or with respect to a claim that has been filed under state statutes or under any applicable state statute or administrative procedure.

5.16.      Employee Benefits.

(a)           Section 5.16 of the Parent Disclosure Schedules lists each employee benefit plan or arrangement, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA and any other pension plan, deferred compensation plan, stock option plan, bonus plan, stock purchase plan, medical, hospitalization, disability or other fringe benefit, change in control, severance or termination pay plan, policy, agreement or arrangement, funded or unfunded, written or unwritten, which Parent or a Parent ERISA Affiliate maintains or contributes to with respect to the Parent Employees and other former employees of Parent, whether employed within or outside the United States (each, a “Parent Plan”).  None of the Parent Plans is subject to Title IV of ERISA or Section 412 of the Code, and neither Parent nor any ERISA Affiliate maintains, sponsors or contributes to, or within the past five (5) years, has maintained, sponsored, contributed to, any “defined benefit plan” within the meaning of Section 3(35) of ERISA, any “multiemployer plan” within the meaning of Section 3(37) of ERISA or any other employee benefit plans subject to Title IV of ERISA or Section 412 of the Code.

(b)           With respect to each of the Parent Plans disclosed in Section 5.16 of the Parent Disclosure Schedules, Parent has provided or made available to MediSync true and complete copies of the following documents, to the extent applicable: (A) the governing plan documents, insurance contracts, or agreements and related trust agreements, (B) the most recent summary plan description and all subsequent summary material modifications, (C) the most recent IRS favorable determination or opinion letter for each pension plan intended to be a qualified plan under Section 401(a) of the Code, and (D) each of the three most recently filed Forms 5500 Annual Return/Report. Each of the Parent Plans has been operated and administered in compliance with its terms (except for those terms which are inconsistent with the changes required by statutes, regulations, and rulings for which changes are not yet required to be made, in which case the Parent Plans have been administered in accordance with the provisions of those statutes, regulations and rulings) and in accordance with all applicable Legal Requirements and Parent has made, or caused to be made, all contributions and premium payments required to be made thereunder, and none of the Parent Plans is subject to any Action. Other than routine claims for benefits, there are no pending or threatened disputes, actions, encumbrances, audits, or controversies involving a Parent Plan or its fiduciaries, administrators or trustees and Parent does not have any Knowledge of a reasonable basis for any such dispute, action, encumbrance, audit, or controversy. Each Parent Plan has satisfied any applicable nondiscrimination requirements, including, without limitation, requirements under Code Sections 105, 125, 129, 401(a)(4), 401(k), or 401(m), for each of the three most recently completed plan years.

(c)           Neither Parent nor, to Parent’s Knowledge, any other “disqualified person” (within the meaning of Section 4975 of the Code) or any “party in interest” (within the meaning of Section 3(14) of ERISA), has engaged in any “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to or relating to any Parent Plan.  Neither Parent nor, to Parent’s Knowledge, any other fiduciary (as defined in Section 3(21) of ERISA) of any Parent Plan has any liability for breach of fiduciary duty or other failure to act or comply in connection with the administration or investment of the assets of any Parent Plan.

(d)           Except to set forth in Section 5.16 of the Parent Disclosure Schedules, the Contemplated Transactions will not cause the acceleration of vesting in, or payment of, any benefits under any Parent Plan and shall not otherwise accelerate or increase any liability under any Parent Plan.  The Contemplated Transactions will not give rise to a tax gross-up payment including, without limitation, for taxes under Code Sections 409A or 4999, under any Parent Plan.

(e)           With respect to any Parent Plans which are “group health plans” under COBRA, HIPAA, or Part 7 of Subtitle B of Title I of ERISA, there has been timely compliance with all material requirements imposed by COBRA, HIPAA, or Part 7 of Subtitle B of Title I of ERISA, and neither Parent nor any ERISA Affiliates has knowledge of any liability that could be expected to be incurred arising from Parent’s or any ERISA Affiliates’ obligations under COBRA, HIPAA, Part 7 of Subtitle B of Title I of ERISA, or any similar state Legal Requirement.  None of the Parent Plans provide medical, surgical, hospitalization, death or similar benefits (whether or not insured) for the Parent Employees of former employees of Parent for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable Legal Requirements.

(f)           All assets of each Parent Plan have been held in trust unless a statutory or administrative exemption to the trust requirements of ERISA Section 403(a) applies

(g)           (g) Except as set forth on Section 5.16 of the Parent Disclosure Schedules, neither Parent nor any of its ERISA Affiliates maintain a “nonqualified deferred compensation plan” within the meaning of Code Section 409A. Except as set forth on Section 5.16 of the Parent Disclosure Schedules, each such nonqualified deferred compensation plan has been operated in compliance with Code Section 409A since January 1, 2005, and has complied in documentation since January 1, 2009. No Parent Plan that would be such a nonqualified deferred compensation plan but for the effective date provisions applicable to Code Section 409A, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, has been “materially modified,” within the meaning of Section 1.409A-6(a)(4) of the Treasury Regulations, after October 3, 2004 in a manner that would cause it not to comply with Code Section 409A.

5.17.      Compliance with Laws. Parent has complied in all material respects with all Legal Requirements applicable to Parent and its business.  To the Knowledge of Parent, no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a material violation by Parent of, or a failure on the part of Parent to comply with, any material Legal Requirement.  Parent has not received any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any material Legal Requirement in the conduct of the operation of Parent’s business.

5.18.      Environmental Compliance.

(a)           Parent is, and at all times has been, in material compliance with, and has not been and is not in material violation of or liable under, any Environmental Law.  Neither Parent nor any other Person for whose conduct Parent is or may be held to be responsible has received any actual or threatened order, notice or other communication from any Governmental Entity or other third-party, of any actual or potential violation or failure to comply with any Environmental Law.

(b)           Parent has had in the past and presently has all Environmental Permits necessary to conduct its operations and has been in the past and is presently in material compliance with all the Environmental Permits (including, without limitation, any information provided on the applications therefor and all restrictions or limitations therein) and has made all appropriate filings for issuance or renewal of all of the Environmental Permits.

5.19.      Undisclosed Liabilities. Parent does not have any Liability (whether accrued, absolute, contingent, unasserted or otherwise) of any nature, of a type required by GAAP to be reflected on a consolidated balance sheet, including indebtedness for borrowed money or guarantees, except for (a) Liabilities as and to the extent disclosed, reflected or reserved on the Parent Interim Financial Statements, (b) Liabilities incurred in the Parent Ordinary Course since the Parent Interim Balance Sheet Date and (c) Liabilities disclosed in Section 5.19 of the Parent Disclosure Schedules (to the extent so disclosed).

5.20.      Insurance.  Parent has delivered to MediSync a true and complete summary of all policies of insurance to which Parent is a party or under which Parent is or has been covered at any time since December 31, 2008.  Section 5.20 of the Parent Disclosure Schedules lists all insurance policies to which Parent is a party or under which Parent is covered.  Parent has not received (x) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (y) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

5.21.     Permits. Except as set forth in Section 5.21 of the Parent Disclosure Schedules, Parent has obtained, and is in compliance with, all material licenses, permits and authorization that are required by any Governmental Entity to conduct Parent’s business as presently conducted.

5.22.     Related Party Transactions.  Except as disclosed in Section 5.22 of the Parent Disclosure Schedules, no Related Person has had any direct or indirect interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the business of Parent. Since December 31, 2007, no Related Person has, directly or indirectly, (a) had business dealings or a material financial interest in any transaction with Parent, other than business dealings or transactions disclosed in Section 5.22 of the Parent Disclosure Schedules, each of which has been conducted in the Parent Ordinary Course with Parent at substantially prevailing market prices and on substantially prevailing market terms, (b) engaged in competition with Parent with respect to any line of the products or services of Parent (a “Parent Competing Business”) in any market presently served by Parent, except for ownership of 1% or less of the outstanding capital stock of any Parent Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market or (c) possessed any financial interest in, or is a director, officer or employee of, any Person which is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of Parent.

5.23.      Brokerage. Except as set forth in Section 5.23 of the Parent Disclosure Schedules, neither Parent nor any of its Affiliates has engaged, or has any liability or obligation to pay any fees or commissions to, any broker, finder or agent with respect to the Contemplated Transactions.

5.24.      Public Filings.  Except as set forth in Section 5.24 of the Parent Disclosure Schedules, all filings with the SEC that Parent has been required to make under the Securities Act and the Exchange Act (collectively the “Parent Public Reports”) have been timely filed and each of the Parent Public Reports complies in all material respects with the requirements of the Securities Act and the Exchange Act and all regulations promulgated thereunder.

SECTION 6. PRE-CLOSING COVENANTS

6.1.        Access and Investigation.  Between the date hereof and the Closing Date, each of MediSync and Parent will, and will cause their respective representatives to:

(a)        afford the other Party and its representatives reasonable access during regular business hours to such Party, and its personnel, properties, contracts, books and records, and other documents and data so as to not unreasonably interfere with the conduct of such Party’s business;

(b)        afford the other Party with access all such contracts, books and records, and other existing documents and data as the other Party may reasonably request; and

(c)        make available to the other Party and its representatives such additional financial, operating and other data and information as the other Party may reasonably request.

6.2.        Operation of the Businesses.  Between the date hereof and the Closing Date, each of MediSync and Parent will, and will cause their respective representatives to:

(a)        conduct its business only in the MediSync Ordinary Course or Parent Ordinary Course, as applicable, or otherwise with the consent of the other Party;

(b)        use its best efforts to preserve intact the current business organization of such Party, keep available the services of the current officers, employees and agents of such Party, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with such Party; and

(c)        confer with the other Party concerning operational matters of a material nature and the status of business operations and finances.

6.3.       No Inaccuracy or Breach of Representations, Warranties and Covenants.  Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, neither MediSync, Parent nor Merger Sub will, without the prior consent of the other Party, take any affirmative action, or fail to take any reasonable action within their or its control, which would cause or result in an inaccuracy of any of the representations or warranties, or breach covenants, of such Party set forth in this Agreement.

6.4.        Takeover Proposals.

(a)        MediSync shall not, and shall not authorize or permit any of its officers, directors or employees or representatives or agents to, directly or indirectly, solicit, initiate, or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal, or agree to or endorse any Takeover Proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal.

(b)        MediSync promptly shall advise Parent of any request for information or of any Takeover Proposal, or any inquiry with respect to or which could lead to any Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry and the identity of the Person making any such request, Takeover Proposal or inquiry.

6.5.        MediSync Disclosure Schedule. From time to time up to the Closing Date, MediSync will promptly supplement, amend or add to the MediSync Disclosure Schedule that it has delivered pursuant to this Agreement with respect to any matter which should have been included in the MediSync Disclosure Schedule as of the date hereof or any matter first existing or occurring after the date hereof which, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in such MediSync Disclosure Schedule or which is necessary to correct any information in such MediSync Disclosure Schedule which has been rendered inaccurate thereby.  No supplement, amendment or addition to any MediSync Disclosure Schedule will have any effect for the purpose of determining satisfaction of the conditions set forth in Section 8.2 or any other rights Parent or Merger Sub may have in respect of the accuracy of any representation or warranty to which such MediSync Disclosure Schedule applies as of the date hereof or as of the Closing Date unless such supplement, amendment or addition is expressly accepted by Parent (with reference to this Section), in writing, in Parent’s sole discretion.

6.6.        Parent Disclosure Schedules.  From time to time up to the Closing Date, Parent and Merger Sub will promptly supplement, amend or add to the Parent Disclosure Schedule that it has delivered pursuant to this Agreement with respect to any matter which should have been included in the Parent Disclosure Schedule as of the date hereof or any matter first existing or occurring after the date hereof which, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in such Parent Disclosure Schedule or which is necessary to correct any information in such Parent Disclosure Schedule which has been rendered inaccurate thereby.  No supplement, amendment or addition to any Parent Disclosure Schedule will have any effect for the purpose of determining satisfaction of the conditions set forth in Section 8.1 or any other rights MediSync may have in respect of the accuracy of any representation or warranty to which such Parent Disclosure Schedule applies as of the date hereof or as of the Closing Date unless such supplement, amendment or addition is expressly accepted by MediSync (with reference to this Section), in writing, in MediSync’s sole discretion.

SECTION 7.  POST-CLOSING COVENANTS

7.1.        Leased Services Agreement. At the first meeting of the board of directors of the Surviving Corporation following the Effective Time, the Surviving Corporation shall use its best efforts to cause its board of directors to consider and approve a Leased Services Agreement by and among the Surviving Corporation, SMC Ventures, Inc. and Dov Ehrlich, in substantially the form attached hereto as Exhibit D.

7.2.        Cooperation; Other Approvals, Filings and Consents  Upon the terms and subject to the conditions set forth in this Agreement, each Party shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Party or Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions.  Each Party, at the reasonable request of another Party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for consummating the Contemplated Transactions.

7.3.        Director and Officer Liability and Indemnification.

(a)        The Certificate of Incorporation and By-laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in Article Tenth of MediSync’s Certificate of Incorporation, as amended, and Article Eight of MediSync’s Amended and Restated Bylaws on the date of this Agreement and shall provide for indemnification to the fullest extent permitted by and in accordance with the DGCL, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time (provided that in the event any claim is asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim shall continue until final disposition of any such claim) in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of MediSync in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the Contemplated Transactions).

(b)        Parent agrees that at all times after the Effective Time it shall, and shall cause the Surviving Corporation to, indemnify each person who is now, or has been at any time prior to the date hereof, an employee, agent, director or officer of MediSync or of any of MediSync’s Subsidiaries (individually an “Indemnified Party” and collectively the “Indemnified Parties”), to the full extent permitted by applicable Legal Requirements, with respect to any claim, Liability, loss, damage, cost or expense, whenever asserted or claimed, based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring at or prior to the Effective Time.  Parent shall, and shall cause the Surviving Corporation to, maintain in effect for not less than six (6) years after the Effective Time policies of directors’ and officers’ liability insurance equivalent in all material respects to those maintained by or on behalf of MediSync on the date hereof (and having at least the same coverage and containing terms and conditions which are no less advantageous to the persons currently covered by such policies as insured) with respect to matters existing or occurring at or prior to the Effective Time; and Parent, in addition to the indemnification provided above in this Section 7.3, shall indemnify the Indemnified Parties for the balance of such insurance coverage on the same terms and conditions as though Parent were the insurer under those policies.

7.4.        Employee Matters.

(a)        Parent agrees that those employees who continue employment with the Surviving Corporation after the Effective Time shall be provided with salaries, employee benefits and incentive compensation that are, in the aggregate, generally comparable to the salaries, employee benefits and incentive compensation provided to employees of MediSync generally as of the date hereof.  Notwithstanding the foregoing, this Section 7.4(a) shall not be construed as a guarantee of continued employment for any of MediSync’s employees for any period of time after the Effective Time.

(b)        Effective upon the Effective Time, Parent shall amend any employee benefit plan, program or arrangement established or maintained by Parent, the Surviving Corporation or any of their respective subsidiaries under which any employee of MediSync and any of the MediSync Subsidiaries may be eligible to participate on or after the Effective Time so that each such employee shall receive credit for his or her service accrued or deemed accrued on or prior to the Effective Time with MediSync and such MediSync Subsidiaries for all purposes (including for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits, but excluding benefit accruals under any defined benefit pension plan) under each such employee benefit plan, program or arrangement.

(c)        With respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Parent or the Surviving Corporation (“Parent Welfare Benefit Plans”) in which an active employee of MediSync and any of the MediSync Subsidiaries may become eligible to participate in following the Effective Time, Parent shall (i) waive, or cause its insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each such active employee under any Parent Welfare Benefit Plan to the same extent waived under a comparable plan of MediSync or the MediSync Subsidiaries and (ii) cause any eligible expenses incurred by any employee of MediSync or any of the MediSync Subsidiaries and his or her covered dependents under comparable plans during the plan year in which such individuals move to a comparable Parent Welfare Benefit Plan to be taken into account under the Parent Welfare Benefit Plans for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her dependents as if such amounts had been paid in accordance with the Parent Welfare Benefit Plans, and (iii) waive, or cause its insurance carrier to waive, any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to an employee of MediSync or any of the MediSync Subsidiaries and his or her eligible dependents on or after the Effective Time during the plan year in which such individuals move to a comparable Parent Welfare Benefit Plan.

(d)        Without limiting the generality of the foregoing, no provision of this Agreement shall create any third party beneficiary rights in any employee or former employee of MediSync or any of the MediSync Subsidiaries (including any beneficiary or dependent thereof) in respect of continued employment by MediSync or any of its Subsidiaries or otherwise.

SECTION 8. CONDITIONS TO CLOSING

8.1.        Conditions to Obligation of Parent and Merger Sub.  The obligation of Parent and Merger Sub to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions (any of which may be waived by Parent in writing, in whole or in part):

(a)        The representations and warranties of MediSync in this Agreement and the Ancillary Documents that are qualified by materiality or MediSync MAE shall be true and correct as so qualified in all respects as of the date of this Agreement and as of the Closing Date (without giving effect to any updates, supplements or additions to the MediSync Disclosure Schedules delivered hereunder), except to the extent expressly made as of a specified date, in which case such representations and warranties shall be true and correct as of such date, and the representations and warranties of MediSync in this Agreement and the Ancillary Documents that are not qualified by materiality or MediSync MAE shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (without giving effect to any updates, supplements or additions to the MediSync Disclosure Schedules delivered hereunder), except to the extent expressly made as of a specified date, in which case as of such date.

(b)        The covenants and obligations that MediSync is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

(c)         MediSync shall have procured all of the third party consents specified in Schedule 8.1(c) hereto.

(d)        MediSync shall have delivered to Parent a certificate, executed by an authorized officer of MediSync, to the effect that the conditions specified above in Sections 8.1(a), (b), and (c) have been satisfied in all respects.

(e)         MediSync shall have delivered to Parent a certificate, executed by the Secretary of MediSync, attaching the following:

(i)       certificates from the State of Delaware and from each jurisdiction in which MediSync is qualified to do business as a foreign entity, dated no earlier than thirty (30) days prior to the Closing Date, as to the good standing or foreign qualification to do business, as applicable, of MediSync in such jurisdictions;

(ii)       a copy of the current Certificate of Incorporation and Bylaws of each of MediSync and any MediSync Subsidiary; and

(iii)      a copy of the resolutions adopted by the Board of Directors and the stockholders of MediSync authorizing the execution, delivery and performance of this Agreement and the Contemplated Transactions.

(f)         No Action shall be pending wherein an unfavorable Order would (A) prevent consummation of any of the Contemplated Transactions, (B) cause any of the Contemplated Transactions to be rescinded following consummation, or (C) adversely affect the right of Parent or Merger Sub to own the assets of MediSync or to operate MediSync’s business as currently conducted (and no such Order shall be in effect).

(g)        All filings that are required to have been made by MediSync with any Governmental Entity to carry out the Contemplated Transactions shall have been made and all authorizations, consents and approvals from any Governmental Entity required to carry out the Contemplated Transactions shall have been received and any applicable waiting periods shall have expired.

(h)         The Certificate of Merger shall have been filed with the Secretary of State of the State of Delaware in accordance with the DGCL.

(i)          All actions to be taken by MediSync in connection with consummation of the Contemplated Transactions and all certificates, opinions, instruments, and other documents required to effect the Contemplated Transactions will be reasonably satisfactory in form and substance to Parent.

Neither Parent nor Merger Sub may assert that a condition to Closing has not occurred if either Parent’s or Merger Sub’s breach of this Agreement or failure to act in good faith has prevented such condition from being satisfied.

8.2.        Conditions to Obligation of MediSync.  The obligation of MediSync to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions (any of which may be waived by MediSync in writing, in whole or in part):

(a)         The representations and warranties of Parent and Merger Sub in this Agreement and the Ancillary Documents that are qualified by materiality or Parent MAE shall be true and correct as so qualified in all respects as of the date of this Agreement and as of the Closing Date (without giving effect to any updates, supplements or additions to the Parent Disclosure Schedules delivered hereunder), except to the extent expressly made as of a specified date, in which case such representations and warranties shall be true and correct as of such date, and the representations and warranties of Parent and Merger Sub in this Agreement and the Ancillary Documents that are not qualified by materiality or Parent MAE shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (without giving effect to any updates, supplements or additions to the Parent Disclosure Schedules delivered hereunder), except to the extent expressly made as of a specified date, in which case as of such date.

(b)         The covenants and obligations that Parent and Merger Sub are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

(c)         Parent and Merger Sub shall have procured all of the third party consents specified in Schedule 8.2(c) hereto.

(d)        Parent and Merger Sub shall have delivered to MediSync a certificate, executed by an authorized officer of Parent and Merger Sub, to the effect that the conditions specified above in Sections 8.2(a), (b) and (c) have been satisfied in all respects.

(e)         Parent and Merger Sub shall have delivered to MediSync a certificate, executed by the Secretary of Parent and Merger Sub, attaching the following:

(i)       certificates from the State of Delaware, State of Nevada and from each jurisdiction in which Parent and Merger Sub are qualified to do business as a foreign entity, dated no earlier than thirty (30) days prior to the Closing Date, as to the good standing or foreign qualification to do business, as applicable, of Parent and Merger Sub in such jurisdictions;

(ii)       a copy of the current Certificate of Incorporation and Bylaws of each of Parent and Merger Sub; and

(iii)      a copy of the resolutions adopted by the Board of Directors of Parent and Merger Sub and the shareholders of Merger Sub authorizing the execution, delivery and performance of this Agreement and the Contemplated Transactions.

(f)         No Action shall be pending wherein an unfavorable Order would (A) prevent consummation of any of the Contemplated Transactions, (B) cause any of the Contemplated Transactions to be rescinded following consummation, or (C) adversely affect the right of Parent or Merger Sub to own the assets of MediSync or to operate MediSync’s business as currently conducted (and no such Order shall be in effect).

(g)        All filings that are required to have been made by Parent and Merger Sub with any governmental agency to carry out the Contemplated Transactions shall have been made and all authorizations, consents and approvals from any governmental agency required to carry out the Contemplated Transactions shall have been received and any applicable waiting periods shall have expired.

(h)         The Certificate of Merger shall have been filed with the Secretary of State of the State of Delaware in accordance with the DGCL.

(i)          All actions to be taken by each of Parent and Merger Sub in connection with consummation of the Contemplated Transactions and all certificates, opinions, instruments, and other documents required to effect the Contemplated Transactions will be reasonably satisfactory in form and substance to MediSync.

(j)         Parent shall enter into a registration rights agreement with the shareholders receiving Parent Common Stock pursuant to this Agreement, providing such shareholders with “piggy-back” registration rights in connection with a registered offering by the Parent following the date hereof, which such registration rights agreement shall be in form and substance satisfactory to the Parties.

(k)         MediSync may not assert that a condition to Closing has not occurred if MediSync’s breach of this Agreement or failure to act in good faith has prevented such condition from being satisfied.

SECTION 9. TERMINATION

9.1.        Termination Events.  This Agreement may, by notice given prior to or at the Closing, be terminated:

(a)         by either (i) Parent on the one hand, or (ii) MediSync on the other hand, if a material breach of any provision of this Agreement has been willfully committed by the other Party and such material breach has not been waived or cured within fifteen (15) days of such material breach, and the terminating Party is not in breach of any provision of this Agreement;

(b)        by either (i) Parent on the one hand, or (ii) MediSync on the other hand, if the Closing has not occurred (other than through the failure of the Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before June 30, 2011, or such later date as Parent and MediSync may agree upon; or

(c)         by mutual consent of Parent and MediSync.

9.2.        Effect of Termination.  If this Agreement is terminated pursuant to Section 9.1 above, all further obligations of the Parties under this Agreement will terminate, except the obligations in Section 10; provided, however, that if this Agreement is terminated by a Party as a result of the other Party’s fraud, or willful or intentional breach of its representations, warranties or obligations hereunder, the terminating Party shall have the right to pursue all remedies available to it at law or in equity.

SECTION 10. MISCELLANEOUS

10.1.      Press Releases and Communication. No press release or public announcement related to this Agreement or the Contemplated Transactions shall be issued or made without the joint approval of Parent and MediSync, unless required by applicable Legal Requirements (in the reasonable opinion of counsel) in which case Parent and MediSync shall have the right to review such press release or announcement prior to publication.

10.2.      Expenses.  Except as otherwise expressly provided herein, MediSync, Merger Sub and Parent shall pay all of their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the Contemplated Transactions (whether consummated or not).

10.3.     Notices.  All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a Party may designate by notice to the other Parties):

Notices to Parent and Merger Sub:

Vyteris, Inc.
13-01 Pollitt Drive
Fari Lawn, NJ  07410
Fax:  201-625-6397

with copies to (which shall not constitute notice):

Jolie Kahn, Esq.
61 Broadway, Suite 2820
New York, New York  10006
Fax:  866-705-3071

Notices to MediSync:

MediSync BioServices, Inc.
7260 Clunie Place, Suite 14903
Delray Beach, Florida, 33446
Attn: Dov Ehrlich, President

with a copy to (which shall not constitute notice):

Bryan Cave LLP
1201 West Peachtree Street, NW
Fourteenth Floor
Atlanta, Georgia 30309
Attn:  Rick Miller
Fax: 404-572-6999

10.4.      Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement may not be assigned by any Party without the prior written consent of the other Parties.  Upon any such permitted assignment, the references in this Agreement to a Party shall also apply to any such assignee unless the context otherwise requires.

10.5.      Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Legal Requirement, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Contemplated Transactions are consummated as originally contemplated to the greatest extent possible.

10.6.      No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, no rule of strict construction shall be applied against any Person, and there shall be no presumption that will result in ambiguity construed against the drafter.

10.7.      Amendment and Waiver. Any provision of this Agreement or the Schedules, Appendices or Exhibits hereto may be amended or waived only in writing signed by duly authorized representatives of Parent, Merger Sub and MediSync. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.8.     Complete Agreement. This Agreement and the documents referred to herein contain the complete agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

10.9.     Counterparts. This Agreement may be executed in multiple counterparts, anyone of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same instrument.

10.10.    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person (other than the Parties and their permitted assigns) any legal or equitable rights hereunder.

10.11.    Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)         This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York as applied to contracts made and fully performed in such state, except insofar as the DGCL shall be mandatorily applicable to the Merger and the rights of the stockholders of the Parties in connection therewith.  Each of the Parties irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York, for the purpose of any Action arising out of or relating to this Agreement.  Each of the Parties consents to service of process by delivery pursuant to Section 10.3 hereof and agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements.

(b)         Each of the Parties hereby waives, to the fullest extent permitted by applicable Legal Requirements, any right to trial of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the Contemplated Transactions, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each of the Parties hereby agrees and consents that any such claim, demand, action, cause of action shall be decided by court trial without a jury and that the Parties may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.

10.12.    Specific Performance.  Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having, in accordance with the terms of this Agreement, jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

MEDISYNC

MediSync BioServices, Inc.

By:
Name:
Title:

PARENT

Vyteris, Inc.

By:
Name:
Title:

MERGER SUB

VYHNSUB, INC.

By:
Name:
Title:

MediSync-Vyteris Merger Agreement
Execution Page

Appendix A

Definitions

“Action” means any claim, action, charge, suit, arbitration, inquiry, demand, proceeding or investigation by or before any Governmental Entity.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Ancillary Document” means any agreement, certificate or other document executed at or prior to the Closing Date in connection herewith.

“Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in New York, New York, are permitted or required to be closed.

“COBRA” means Sections 601 through 608 of ERISA and Section 4980B of the Code, each as amended, and the rulings and regulations issued thereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contemplated Transactions” means the Merger and the other transactions contemplated by this Agreement and the Ancillary Documents.

“Environmental Law” means CERCLA, as amended, the Resource Conservation and Recovery Act of 1976, as amended, and any Legal Requirement now or previously in effect regulating, relating to, or imposing liability or standards of conduct concerning any Hazardous Substance, drinking water, groundwater, wetlands, landfills, open dumps, above ground storage tanks, underground storage tanks, solid waste, waste water, storm water run-off, waste emissions, wells, air emissions, water discharges, noise emissions, or otherwise relating to pollution or protection of the outdoor or indoor environment or health or safety.

“Environmental Permit” means any permit, license, approval, consent or other authorization by a Governmental Entity pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that at any relevant time prior to the Effective Time is considered a single employer with Parent or MediSync, as applicable, under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

MediSync-Vyteris Merger Agreement
Appendix A

“GAAP” means the United States generally accepted accounting principles, consistently applied throughout the periods indicated.

“Governmental Entity” means any federal, state, local or foreign government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal or other instrumentality of federal, state, local or foreign government.

“Hazardous Substance” means any element, compound, chemical, contaminant, pollutant, material, waste or other substance or constituent that is defined or regulated as such in, or for purposes of any Environmental Law, determined or identified as hazardous, toxic, biohazardous or dangerous under any applicable Environmental Law, or the release of which is prohibited or regulated under any applicable Environmental Law, including, any asbestos, any petroleum, oil (including crude oil or any fraction thereof), any radioactive substance, any polychlorinated biphenyls, any toxin, chemical, infectious and medical waste, microbial matter, and any other substance that may give rise to liability under any Environmental Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and the rulings and regulations issued thereunder.

“Indebtedness” means: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business; (d) any obligations as lessee under capitalized leases; (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (f) any obligations, contingent or otherwise, under banker’s acceptance, letters of credit or similar facilities; and (g) any guaranty of any of the foregoing.

“Intellectual Property Assets” includes, with respect to a Party:

(i)       the name, all fictional business names, trade names, styles, registered and unregistered trademarks, service marks, and trademark applications of a Party (collectively, “Marks”);

(ii)     all patents, patent applications, and inventions and discoveries that may be patentable of a Party (collectively, “Patents”);

(iii)    all copyrights in both published works and unpublished works of a Party (collectively, “Copyrights”);

(iv)    all know-how, trade secrets, confidential information, technical information, data, process technology, plans, drawings, and blue prints owned, used, or licensed by a Party (collectively, “Trade Secrets”);

(v)     all computer programs (source code or object code) owned by a Party;

MediSync-Vyteris Merger Agreement
Annex A

(vi)     all license agreements covering computer programs (source code or object code) licensed to a Party by a third party, whether as integrated or bundled with any of the computer programs of a Party or as a separate stand-alone product (including any off-the-shelf computer program licensed under a shrink-wrap license) (collectively, “Licensed Software”);

(vii)   all domain names registered to a Party;

(viii)  all other proprietary rights of a Party; and

(ix)     all copies and tangible embodiments of the foregoing (in whatever form or medium).

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” means (i) with respect to MediSync, the actual knowledge of the individuals listed on Exhibit E, attached hereto, and (ii) with respect to Parent and Merger Sub, the actual knowledge of the individuals listed on Exhibit F attached hereto.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, decree, code, ordinance, principle of common law, rule, regulation, statute or treaty.

 “Liability” or “Liabilities” means any direct or indirect liability, Indebtedness, obligation, expense, claim, fine, loss, damage, deficiency, guarantee or endorsement of a Person, whether absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, fixed or otherwise, and whether due or to become due and regardless of when asserted.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder agreement or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“MediSync Common Stock” means the common stock of MediSync, par value $0.0001 per share.

“MediSync MAE” means any effect or change that would be materially adverse to (i) the business, assets, liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of MediSync and the MediSync Subsidiaries, taken as a whole or (ii) on the ability of MediSync to timely consummate the Contemplated Transactions; provided, however, that following shall in no event, individually or in the aggregate, be deemed to be a MediSync MAE hereunder: (i) any effect or change (including any change in the Legal Requirements, Orders, or other binding directives issued by any Governmental Entity) which affects generally the United States economy or MediSync’s industry (or any part thereof) as a whole; (ii) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (iii) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to financial, banking, or securities markets (including any disruption thereof or any decline in the price of securities generally or any market or index); (iv) any changes in GAAP; or (v) acts or omissions of MediSync or the MediSync Subsidiaries carried out (or omitted to be carried out) with the written consent of Parent or at the written request or direction of Parent.

MediSync-Vyteris Merger Agreement
Annex A

“MediSync Options” means those certain options awarded to the individual(s) listed in Schedule 3.3 for the purchase of MediSync capital stock described in Schedule 3.3.

“MediSync Ordinary Course” means the ordinary and usual course of day-to-day operations of the business of MediSync and the MediSync Subsidiaries consistent with past practice.

 “MediSync Notes” means those issued and outstanding promissory notes of MediSync described in Schedule 3.1(b).

“MediSync Subsidiary” means any corporation or other entity of which the securities having a majority of the ordinary voting power in electing the board of directors (or other governing body) are, at the time of such determination, owned by MediSync or another MediSync Subsidiary.

“MediSync Warrants” means those certain warrant agreements entered into with the individual(s) listed in Schedule 3.2 for the purchase of MediSync capital stock described in Schedule 3.2.

“Order” means any binding and enforceable decree, injunction, judgment, order, ruling, assessment or writ issued by a Governmental Entity.

“Parent Common Stock” means the common stock of Parent, par value $.015 per share.

“Parent MAE” means any effect or change that would be materially adverse to (i) the business, assets, liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of Parent and the Parent Subsidiaries, taken as a whole or (ii) on the ability of Parent to timely consummate the Contemplated Transactions; provided, however, that following shall in no event, individually or in the aggregate, be deemed to be a Parent MAE hereunder: (i) any effect or change (including any change in the Legal Requirements, Orders, or other binding directives issued by any Governmental Entity) which affects generally the United States economy or Parent’s industry (or any part thereof) as a whole; (ii) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (iii) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to financial, banking, or securities markets (including any disruption thereof or any decline in the price of securities generally or any market or index); (iv) any changes in GAAP; or (v) acts or omissions of Parent or the Parent Subsidiaries carried out (or omitted to be carried out) with the written consent of Parent or at the written request or direction of Parent.

MediSync-Vyteris Merger Agreement
Annex A

“Parent Ordinary Course” means the ordinary and usual course of day-to-day operations of the business of Parent and the Parent Subsidiaries consistent with past practice.

“Parent Subsidiary” means any corporation or other entity of which the securities having a majority of the ordinary voting power in electing the board of directors (or other governing body) are, at the time of such determination, owned by Parent or another Parent Subsidiary.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Related Person” means with respect to a particular individual: (a) each other member of such individual’s Family; (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; (c) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, manager, officer, partner, executor, or trustee (or in a similar capacity).  With respect to a specified Person other than an individual: (A) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (B) any Person that holds a Material Interest in such specified Person; (C) each Person that serves as a director, manager, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); (D) any Person in which such specified Person holds a Material Interest; (E) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (F) any Related Person of any individual described in clause (B) or (C).

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, injecting, depositing, disposing, discharging, dispersal, escaping, dumping, or leaching into the indoor or outdoor environment, including air, surface water, soil or groundwater (including the abandonment or discarding of barrels, containers, and other receptacles containing Hazardous Substances) or as otherwise defined under Environmental Laws.

MediSync-Vyteris Merger Agreement
Annex A

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Takeover Proposal” means any written inquiry, proposal or offer from any Person relating to (A) any direct or indirect acquisition or purchase of (i) the assets of MediSync outside of the MediSync Ordinary Course, or (ii) any securities of MediSync, or (B) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving MediSync (other than the Contemplated Transactions).

 “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Entity in connection with the determination, assessment or collection of any Tax or the administration of any Legal Requirements relating to any Tax.

MediSync-Vyteris Merger Agreement
Annex A

Index of Certain Other Defined Terms

Page

Agreement	1
Certificate of Merger	2
Closing	2
Closing Date	2
DGCL	2
Effective Time	2
Environmental Permits	14
Indemnified Parties	28
Indemnified Party	28
Letter of Transmittal	4
MediSync Audited Financial Statements	7
MediSync Certificates	4
MediSync Competing Business	15
MediSync Disclosure Schedules	5
MediSync Documents	6
MediSync Employees	11
MediSync Financial Statements	7
MediSync Interim Balance Sheet Date	7
MediSync Interim Financial Statements	7
MediSync Leased Property	8
MediSync Material Contracts	9
MediSync Plan	12
Merger	1
Merger Sub	1
Parent	1
Parent Audited Financial Statements	17
Parent Competing Business	25
Parent Disclosure Schedules	15
Parent Documents	16
Parent Employees	21
Parent Financial Statements	17
Parent Interim Balance Sheet Date	17
Parent Interim Financial Statements	17
Parent Leased Property	18
Parent Material Contracts	19
Parent Plan	22
Parent Public Reports	25
Parent Welfare Benefit Plans	29
Parties	1
Party	1
Surviving Corporation	2
Surviving Corporation By-laws	3
Surviving Corporation Certificate	3

MediSync-Vyteris Merger Agreement
Annex A

Schedule 3.1(a)

Merger Consideration Allocation – Common Stock Holders

Holder	Shares of MediSync Common Stock Held Immediately Prior to Closing	Shares of Parent Common Stock Issuable at Closing
Ehrlich, Dov	481,550	2,407,750
Kay, Jack	28,875	144,375
Bauer, Eugene A. M.D.	71,881	359,405
Brukardt, Gary	114,604	573,020
Burleson, Gene	132,966	664,830
Abeles, John (Northlea Partners)	342,515	1,712,575
Kanter, Joel (Windy City)	245,098	1,225,490
Bonanno Family Partnership, LLLP	150,000	750,000
Samuel Del Presto	25,000	125,000
O.T. Finance, SA	25,000	125,000
Kanter Family Foundation	55,226	276,130
Carl J. Domino	25,000	125,000
Richard Nuestader	75,000	375,000
Ron Eller	25,000	125,000
Mark Abrams	25,000	125,000
Steven H. Deutsch	125,000	625,000
Michael J. Pierce	25,000	125,000
Reed Oslan	20,000	100,000
Richard M. Spitalny	15,000	75,000
Stanley & Miriam Greenberg	25,000	125,000
CIBC Trust Company (Bahamas) Limited	135,809	679,045
Spencer Trask Breakthrough Partners, LLC	275,000	1,375,000
Chicago Investments, Inc.	36,281	181,405
Elliot Braun	25,000	125,000
Craig Whited	50,000	250,000
R&R Ventures, LLC	25,000	125,000
Kevin Carnahan	100,000	500,000
Joe N. and Jamie W. Behrendt Revocable Trust dated October 30, 1996	25,000	125,000
Robert Burkhardt	10,000	50,000
MPW Special Trust	275,000	1,375,000
Total	2,989,805	14,949,025

MediSync-Vyteris Merger Agreement
Schedule 3.1(a)

Schedule 3.1(b)

Merger Consideration Allocation – MediSync Notes Holders

Holder	Principal and Interest Outstanding on MediSync Promissory Notes Immediately Prior to Closing*	Shares of Parent Common Stock Issuable at Closing
Ehrlich, Dov	$26,081	130,403
Bauer, Eugene A. M.D.	$41,880	209,401
Brukardt, Gary	$28,773	143,863
Burleson, Gene	$48,274	241,368
Abeles, John (Northlea Partners)	$182,994	914,971
Kanter, Joel (Windy City)	$90,358	451,789
Bonanno Family Partnership, LLLP	$184,612	923,060
Samuel Del Presto	$28,834	144,171
O.T. Finance, SA	$28,834	144,171
Kanter Family Foundation	$60,857	304,285
Carl J. Domino	$28,773	143,863
Richard Nuestader	$92,244	461,222
Ron Eller	$28,773	143,863
Mark Abrams	$28,773	143,863
Steven H. Deutsch	$154,316	771,578
Michael J. Pierce	$28,773	143,863
Reed Oslan	$23,018	115,090
Richard M. Spitalny	$18,309	91,544
Stanley & Miriam Greenberg	$28,773	143,863
CIBC Trust Company (Bahamas) Limited	$150,817	754,083
Chicago Investments, Inc.	$38,440	192,199
Elliot Braun	$31,736	158,680
Craig Whited	$63,472	317,359
R&R Ventures, LLC	$31,386	156,929
Kevin Carnahan	$125,543	627,715
Joe N. and Jamie W. Behrendt Revocable Trust dated October 30, 1996	$31,386	156,929
Robert Burkhardt	$12,554	62,772

Totals	$1,638,579	8,192,897
*Accumulated interest through April 1, 2011; to be revised based on Closing Date.

MediSync-Vyteris Merger Agreement
Schedule 3.1(b)

Schedule 3.1(c)

Merger Consideration Allocation – MediSync Indebtedness

Holder	Indebtedness Outstanding Immediately Prior to Closing*	Shares of Parent Common Stock Issuable at Closing
Kanter, Joel (Windy City)	$434,135	2,170,675
Chicago Investments, Inc.	100,000	500,000
Total	$534,135	2,670,675

*Amounts outstanding as of March 18, 2011; to be revised based on Closing Date.

MediSync-Vyteris Merger Agreement
Schedule 3.1(c)

Schedule 3.2

Merger Consideration Allocation – MediSync Warrant Holders

Holder	Warrants to Purchase Shares of MediSync Common Stock Held Immediately Prior to Closing	Warrants to Purchase Shares of Parent Common Stock Issuable at Closing
Spencer Trask Ventures	418,000	2,090,000
		($0.20 exercise price)
Total	418,000	2,090,000

MediSync-Vyteris Merger Agreement
Schedule 3.2

Schedule 3.3

Merger Consideration Allocation – MediSync Option Holders

Holder	Unissued Options to Purchase Shares of MediSync Common Stock Held Immediately Prior to Closing	Options to Purchase Shares of Parent Common Stock Issuable at Closing
Ehrlich, Dov	134,700	673,500
Bauer, Eugene A. M.D.	67,350	336,750
Total	202,050	1,010,250

MediSync-Vyteris Merger Agreement
Schedule 3.3

Schedule 8.1(c)

MediSync Consents

1.	Consent of the holders of the MediSync outstanding indebtedness set forth in Schedule 3.1(c) to the conversion of the applicable indebtedness as set forth herein.

MediSync-Vyteris Merger Agreement
Schedule 8.1(c)

Schedule 8.2(c)

Parent/Merger Sub Consents

None.

MediSync-Vyteris Merger Agreement
Schedule 8.2(c)

Exhibit A

Form of Warrant

[Attached]

MediSync-Vyteris Merger Agreement
Exhibit A

Exhibit B

Form of Option Award

[Attached]

MediSync-Vyteris Merger Agreement
Exhibit B

Exhibit C

Letters of Transmittal

[Attached]

MediSync-Vyteris Merger Agreement
Exhibit C

Exhibit D

Leased Services Agreement

[Attached]

MediSync-Vyteris Merger Agreement
Exhibit D

Exhibit E

Knowledge Individuals – MediSync

Dov Ehrlich

MediSync-Vyteris Merger Agreement
Exhibit E

Exhibit F

Knowledge Individuals – Parent/Merger Sub

Haro Hartounian

Joseph Himy

MediSync-Vyteris Merger Agreement
Exhibit F

MediSync Disclosure Schedules

(Not Attached)

MediSync-Vyteris Merger Agreement
MediSync Disclosure Schedules

Parent Disclosure Schedules

(Not Attached)

MediSync-Vyteris Merger Agreement
Parent Disclosure Schedules

AGREEMENT AND PLAN OF MERGER

By and Among

MediSync BioServices, Inc.,

Vyteris, Inc.

and

VYHNSUB, INC.

Dated as of April 1, 2011

AGREEMENT AND PLAN OF MERGER

MediSync BioServices, Inc., Vyteris, Inc.
and VYHNSUB, INC.

April 1, 2011

4.18.	Environmental Compliance	14
4.19.	Undisclosed Liabilities	14
4.20.	Insurance	14
4.21.	Permits	14
4.22.	Related Party Transactions	15
4.23.	Brokerage	15

SECTION 5. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		15
5.1.	Organization and Power	15
5.2.	Subsidiaries	16
5.3.	Authorization; No Breach	16
5.4.	No Violation	16
5.5.	Capitalization	17
5.6.	Financial Statements	17
5.7.	Absence of Certain Developments	18
5.8.	Real Property	18
5.9.	Tangible Personal Property	18
5.10.	Taxes	19
5.11.	Contracts and Commitments	19
5.12.	Intellectual Property	20
5.13.	Litigation	21
5.14.	Governmental Consents.	21
5.15.	Employees; Labor Matters.	21
5.16.	Employee Benefits.	22
5.17.	Compliance with Laws	24
5.18.	Environmental Compliance	24
5.19.	Undisclosed Liabilities	24
5.20.	Insurance	24
5.21.	Permits	25
5.22.	Related Party Transactions	25
5.23.	Brokerage	25
5.24.	Public Filings	25

SECTION 6. PRE-CLOSING COVENANTS		25
6.1.	Access and Investigation	25
6.2.	Operation of the Businesses	26
6.3.	No Inaccuracy or Breach of Representations, Warranties and Covenants	26
6.4.	Takeover Proposals	26
6.5.	MediSync Disclosure Schedule	26
6.6.	Parent Disclosure Schedules	27

SECTION 7. POST-CLOSING COVENANTS		27
7.2.	Cooperation; Other Approvals, Filings and Consents	27
7.3.	Director and Officer Liability and Indemnification	28
7.4.	Employee Matters	28

ii

SECTION 8. CONDITIONS TO CLOSING		29
8.1.	Conditions to Obligation of Parent and Merger Sub	29
8.2.	Conditions to Obligation of MediSync	31

SECTION 9. TERMINATION		32
9.1.	Termination Events	32
9.2.	Effect of Termination	33

SECTION 10. MISCELLANEOUS		33
10.1.	Press Releases and Communication	33
10.2.	Expenses	33
10.3.	Notices	33
10.4.	Assignment	34
10.5.	Severability	34
10.6.	No Strict Construction	34
10.7.	Amendment and Waiver	35
10.8.	Complete Agreement	35
10.9.	Counterparts	35
10.10.	No Third-Party Beneficiaries	35
10.11.	Governing Law; Jurisdiction; Waiver of Jury Trial	35
10.12.	Specific Performance	36

Appendices, Schedules and Exhibits

Appendix A	Definitions

Schedule 3.1(a)	Merger Consideration Allocation – Common Stock Holders
Schedule 3.1(b)	Merger Consideration Allocation – MediSync Notes Holders
Schedule 3.1(c)	Merger Consideration Allocation – MediSync Indebtedness
Schedule 3.2	Merger Consideration Allocation – MediSync Warrant Holders
Schedule 3.3	Merger Consideration Allocation – MediSync Option Holders
Schedule 8.1(c)	MediSync Consents
Schedule 8.2(c)	Parent/Merger Sub Consents

Exhibit A	Form of Warrant
Exhibit B	Form of Option Agreement
Exhibit C	Form of Letter of Transmittal
Exhibit D	Form of Leased Services Agreement
Exhibit E	Knowledge Individuals – MediSync
Exhibit F	Knowledge Individuals – Parent/Merger Subs

MediSync Disclosure Schedules
Parent Disclosure Schedules

iii